Exhibit 5.1

TROUTMAN PEPPER LOCKE LLP Attorneys at Law 100 Spectrum Center Drive, Suite 1500 Irvine, CA 92618 949.622.2700 telephone troutman.com

June 23, 2026

Alto Ingredients, Inc.

1300 South Second Street

Pekin, Illinois 61554

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the form of registration statement on Form S-8 (the “Registration Statement”) to be filed by Alto Ingredients, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the purpose of registering 7,000,000 shares of common stock, $0.001 par value per share, of the Company (the “Shares”), to be sold by the Company upon the exercise of options or pursuant to awards to be granted by the Company under its 2026 Omnibus Incentive Plan (the “Plan”). The Shares will be offered and sold pursuant to the Company’s Registration Statement to be filed with the Commission. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or prospectus, other than as to the validity of the Shares.

We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. We have also assumed that the Shares will be evidenced in either certificated form or in book-entry form, and that any certificates for the Shares, if issued, will be properly executed and delivered. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

You have informed us that the Company may issue the Shares from time to time on a delayed or continuous basis. This opinion is limited to the General Corporation Law of the State of Delaware (“DGCL”), including the statutory provisions of the DGCL, all applicable provisions of the Constitution of the State of Delaware and all reported judicial decisions interpreting these laws, and federal law, exclusive of state securities and “blue sky” laws, rules and regulations.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance of the Shares in accordance with the terms of the Plan and any applicable award agreements, the Registration Statement, the terms of the Company’s certificate of incorporation and applicable law, and delivery and payment therefor with legal consideration in excess of par value, such Shares will be validly issued, fully paid and nonassessable securities of the Company. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Respectfully submitted,

/s/ TROUTMAN PEPPER LOCKE LLP